EXHIBIT 4.3

OFFICERS’ CERTIFICATE

PURSUANT TO SECTION 301 OF THE INDENTURE

5.70% NOTES DUE JANUARY 15, 2035

We, the undersigned Wm. Michael Warren, Jr., Chairman and Chief Executive Officer, and G. C. Ketcham, Executive Vice President, Chief Financial Officer and Treasurer, of Alabama Gas Corporation (the “Company”), in accordance with Section 301 of the Indenture, dated as of November 1, 1993 (the “Indenture”), of the Company to The Bank of New York (as successor to NationsBank of Georgia, National Association), as trustee (the “Trustee”), and pursuant to the Board Resolution adopted by the Company’s Board of Directors on December 8, 2004, do hereby establish a series of debt securities with the following terms and characteristics (capitalized terms used and not defined herein have the meanings specified in the Indenture, and the lettered clauses set forth below correspond to the lettered subsections of Section 301 of the Indenture):

(a) the title of the securities of such series shall be “5.70% Notes due January 15, 2035” (the “Notes”);

(b) the aggregate principal amount of Notes which may currently be authenticated and delivered under the Indenture shall be limited to $40,000,000, except as contemplated in Section 303 of the Indenture; the Company may, in the future, without the consent of the holders of the Notes, issue and sell additional notes on the same terms and conditions (other than the issuance date, offering date and, as applicable, the initial interest payment date) and with the same CUSIP numbers as the Notes, and such additional notes shall be deemed to be part of the same series as the Notes and will vote together with all other notes of such series for purposes of amendments, waivers and all other matters with respect to such series; the form of the Notes shall be in substantially the form attached hereto as Exhibit A which form is hereby authorized and approved;

(c) except as otherwise provided in the form of Note attached hereto with respect to payment at the Stated Maturity Date (as hereinafter defined) or any redemption or acceleration thereof, interest on the Notes shall be payable to the Person or Persons in whose names the Notes are registered at the close of business on the Regular Record Date (as hereinafter defined) for such interest; any such interest that is not so punctually paid or duly provided for will forthwith cease to be payable to the Holders of the Notes on such Regular Record Date and may either be paid to the Person or Persons in whose name the Notes are registered at the close of business on a Special Record Date (as defined in the Indenture) for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to the Holders of the Notes not less than ten (10) nor more than fifteen (15) days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture;

(d) the principal of the Notes shall be due and payable on January 15, 2035 (the “Stated Maturity Date”), unless redeemed or otherwise repaid prior to the Stated Maturity Date as provided herein;

(e) the Notes shall bear interest at a fixed rate of 5.70% per year; interest shall accrue on any Note from the Original Issue Date specified in such Note or the most recent date to which interest has been paid or duly provided for, or, if the authentication date of any Note is after any Regular Record Date but before the next succeeding Interest Payment Date, from the next succeeding Interest Payment Date; the Interest Payment Dates for the Notes shall be January 15, April 15, July 15 and October 15 of each year, with an initial Interest Payment Date of April 15, 2005, and the Regular Record Dates with respect to the Interest Payment Dates shall be the first calendar day of the month in which the applicable Interest Payment Date falls (whether or not a Business Day); and interest shall be calculated on the basis of a 360-day year of twelve 30-day months;

(f) the corporate trust office of The Bank of New York (as successor to NationsBank of Georgia, National Association) in the City of Jacksonville, State of Florida shall be the office or agency of the Company at which the principal of and interest on the Notes shall be payable, at which Notes may be surrendered for registration of transfer and exchange and at which notices and demands to or upon the Company with respect to the Notes and the Indenture may be served;

(g) the Notes shall be redeemable in whole or in part, without premium, at any time and from time to time on or after January 15, 2010, upon not less than 30 nor more than 60 days prior written notice, at the option of the Company, at a Redemption Price equal to 100% of the principal amount being redeemed plus any accrued but unpaid interest on the principal amount being redeemed to the Redemption Date; in the event of redemption of the Notes in part only, a new Note or Notes for the unredeemed portion will be issued in the name or names of the Holders thereof upon the surrender thereof;

(h) the Company shall be obligated to redeem all or part of any Note upon the request of the representative of a deceased beneficial owner as and to the extent provided therein;

(i) the Notes shall be issued in denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000;

(j) the Notes shall be issued in global form (the “Global Notes”) and the depositary for the Global Notes shall be The Depository Trust Company; interests in the Global Notes may not be exchanged, in whole or in part, for the individual securities represented thereby, except that if (l) the depositary notifies the Company that it is unwilling or unable to continue as a depositary for the Notes or has ceased to be qualified to act as such or if at any time the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and a successor depositary is not appointed within 90 days, (2) the Company, in its sole discretion, determines at any time that the Notes will no longer be represented by the Global Notes, or (3) there shall have occurred and be continuing an Event of Default with respect to the Notes, then the Company will issue individual certificated Notes in exchange for the

Global Notes; so long as the depositary, or its nominee, is the registered owner of the Global Notes, such depositary or nominee, as the case may be, will be considered the owner of such Global Notes for all purposes under the Indenture and owners of beneficial interests in such Global Notes will not be considered the Holders thereof for any purpose under the Indenture; no Global Note representing the Notes shall be exchangeable, except for another Global Note of like denomination and tenor to be registered in the name of the depositary or its nominee or to a successor depositary or its nominee;

(k) not applicable;

(l) not applicable;

(m) not applicable;

(n) not applicable;

(o) not applicable;

(p) not applicable;

(q) not applicable;

(r) not applicable;

(s) no service charge shall be made for the registration of transfer or exchange of the Notes; provided, however, that the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange;

(t) if any Interest Payment Date, any Redemption Date or the Stated Maturity Date shall not be a Business Day, payment of amounts due on such date may be made on the next succeeding Business Day, and if such payment is made or duly provided for on such Business Day, no interest shall accrue on such amounts for the period from and after such Interest Payment Date, Redemption Date or Stated Maturity Date, as the case may be, to such Business Day;

(u) Satisfaction and Discharge of the Notes:

As an additional condition to the Company satisfying and discharging the Notes pursuant to Section 701 of the Indenture, the Company shall have delivered to the Trustee an opinion of tax counsel that, based upon a change in federal income tax law after the date of issuance of the Notes or a ruling of the Internal Revenue Service, (a) the discharge of the Company’s obligations with respect to the Notes will not result in the recognition of income, gain or loss for federal income tax purposes and (b) the Holders of the Notes will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case but for the discharge.

Upon receipt by the Trustee of money or Eligible Obligations, or both, in accordance with Section 701 of the Indenture, together with the documents required by clauses (x), (y) and (z) of such Section 701 and the opinion referred to in the above paragraph, the Trustee shall, upon receipt of a Company Request, acknowledge in writing that the Note or Notes or portions thereof with respect to which such deposit was made are deemed to have been paid for all purposes of the Indenture and that the entire indebtedness of the Company in respect thereof is deemed to have been satisfied and discharged.

Nothing herein expressed or implied is intended or shall be construed to confer upon, or to give or grant to, any person or entity, other than the Company, the Trustee and the Holders of the Notes, any right, remedy or claim under or by reason hereof or any covenant, condition or stipulation hereof, and all covenants, stipulations, promises and agreements herein by and on behalf of the Company shall be for the sole and exclusive benefit of the Company, the Trustee and the Holders of the Notes.

IN WITNESS WHEREOF, we have hereunto signed our names this   14   day of January, 2005.

/s/ Wm. Michael Warren, Jr.
Wm. Michael Warren, Jr.
Chairman and Chief Executive Officer

/s/ G. C. Ketcham
G. C. Ketcham
Executive Vice President, Chief Financial Officer and Treasurer